Filed pursuant to Rule 424(b)(3)
Registration No. 333-183249

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated April 1, 2013)

William Lyon Homes

Shares of Class A Common Stock

This prospectus supplement no. 4 further supplements the prospectus dated April 1, 2013, or the Prospectus, as previously supplemented by prospectus supplement no. 1 dated April 30, 2013, prospectus supplement no. 2 dated May 8, 2013 and prospectus supplement no. 3 dated May 14, 2013, relating to the registration of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights granted by the Company in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain recent corporate transactions, as more fully described elsewhere in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on
Form 8-K, which was filed with the Securities and Exchange Commission on May 28, 2013. As discussed in the current report on Form 8-K referenced herein, the Class C Common Stock and Convertible Preferred Stock that was previously covered by the Prospectus was converted into Class A Common Stock in connection with the closing of the Company’s initial public offering on May 21, 2013.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2013

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Warrant Amendment

On May 21, 2013, in connection with the filing of the Third Amended and Restated Certificate of Incorporation of William Lyon Homes (the “Company”) upon closing of the initial public offering (the “IPO”) of shares of the Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of the Company, and as described in the Form S-1 Registration Statement (File No. 333-187819) (the “Registration Statement”) declared effective by the Securities and Exchange Commission on May 15, 2013, the Company and the holder of the Company’s outstanding Warrant to Purchase Shares of Class B Common Stock, dated February 25, 2012 (the “Warrant”), entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the Warrant was amended to extend the term from five years to ten years, and the Warrant will now expire on February 24, 2022. All other terms of the Warrant will remain in full force and effect.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Indemnification Agreements

On May 21, 2013, the Company entered into indemnification agreements (the “Indemnification Agreements”) with each of the Company’s executive officers and directors, an initial form of which had been filed as an exhibit to the Registration Statement. The Company’s current executive officers and inside directors are General William Lyon, Chairman of the Board of Directors and Executive Chairman, William H. Lyon, Director and Chief Executive Officer, Matthew R. Zaist, President and Chief Operating Officer, Colin T. Severn, Vice President, Chief Financial Officer and Corporate Secretary, Richard S. Robinson, Senior Vice President of Finance, Mary J. Connelly, Senior Vice President and Nevada Division President, W. Thomas Hickcox, Senior Vice President and Arizona Division President, Brian W. Doyle, Senior Vice President and California Region President, J. Eric Eckberg, Senior Vice President and Colorado Division President, and Maureen L. Singer, Vice President of Human Resources. The Company’s current outside directors are Douglas K. Ammerman, Michael Barr, Gary H. Hunt, Matthew R. Niemann, Nathaniel Redleaf and Lynn Carlson Schell.

Under the Indemnification Agreements, the Company has agreed to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of the Company’s executive officers or directors or in their capacity at other specified entities at which they may serve at the Company’s request and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. The Indemnification Agreements supersede all prior agreements between the parties with respect to the subject matter thereof, are intended to provide indemnification rights to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) and are in addition to any other rights these individuals may have under the Company’s organizational documents or applicable law.

The foregoing description of the Indemnification Agreements is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Third Amended and Restated Certificate of Incorporation

On May 21, 2013, in connection with and upon the closing of the Company’s IPO, and as described in the Registration Statement, the Company filed its Third Amended and Restated Certificate of Incorporation (the “Restated Charter”) with the Secretary of State of the State of Delaware, thereby giving effect to the Restated Charter as of May 21, 2013. Immediately prior to the filing of the Restated Charter, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Previous Charter”), all outstanding shares of Class C Common Stock, par value $0.01 per share, Class D Common Stock, par value $0.01 per share (including shares underlying outstanding equity awards), and Convertible Preferred Stock, par value $0.01 per share, automatically converted into shares of Class A Common Stock on a one-for-one basis and as automatically adjusted for the

1-for-8.25 reverse stock split of the Company’s Class A Common Stock that occurred upon the pricing of the Company’s IPO.

The Restated Charter, among other things, amends and restates the Previous Charter to provide for the following:

•	A dual-class structure that divides the Company’s common stock into two classes of common stock, Class A Common Stock and Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).

•	Effect a 1-for-8.25 reverse stock split of the Class B Common Stock.

•	Provide for the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

•	Provide for a staggered three class board upon conversion of all Class B Common Stock into Class A Common Stock.

•	Provide that the total number of directors constituting the Company’s board of directors will be fixed exclusively by the board of directors.

•

Remove provisions requiring separate approval by holders of Class B Common Stock for significant corporate actions and to provide for 5-to-1 voting rights for the Class B Common Stock, such that the Class B Common Stock is entitled to five votes per share and the Class A Common is entitled to one vote per share, with the Class B Common Stock and the Class A Common Stock voting together as a single class on all matters to be voted on by stockholders.

•

Provide Class B Common Stock holders with preemptive rights, subject to certain exceptions, upon the issuance of new shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), providing Class B Common Stock holders with the option to purchase from the Company new shares of Class B Common Stock up to the amount needed to maintain their then-existing voting percentage ownership, after giving effect to the issuance.

The foregoing description of the Restated Charter is qualified in its entirety by reference to the full text of the Restated Charter, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Amended and Restated Bylaws

On May 21, 2013, effective upon the Company’s filing of the Restated Charter with the Secretary of State of the State of Delaware, and as described in the Registration Statement, the Company’s existing Second Amended and Restated Bylaws (the “Previous Bylaws”) were further amended and restated (as so amended and restated, the “Amended and Restated Bylaws”) to, in part, incorporate certain public company governance provisions in connection with the IPO, update to reflect recent changes to the DGCL, and implement changes consistent with the Restated Charter.

The primary changes being implemented by the Amended and Restated Bylaws include, among others, the following:

•

Article II, Section 3 provides that special meetings of the Company’s stockholders can be called only by the Company’s Chief Executive Officer, the Board, the Chairman of the Board or the Board’s lead independent director, whereas the Previous Bylaws provided that, after the Conversion Date (as defined in the Previous Bylaws), special meetings could be called only by the Board, the Chairman of the Board or the Company’s President.

•

Article II, Section 4 provides that stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders, must abide by certain form, content and timing requirements, including advance notice to be delivered to the Company not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain conditions.

•

Removal of Article II, Section 8 of the Previous Bylaws, which previously provided that actions allowed to be taken at any annual or special meeting of stockholders could also be taken without a meeting by written consent. As a result of this change, any action to be taken by stockholders must be effected at a duly called annual or special meeting and not by written consent.

•	Article IV, Section 3 specifically contemplates an office of Executive Chairman, with such powers and duties as may be prescribed by the Board from time to time.

•

Article IX was amended to provide, consistent with the Restated Charter, that the Bylaws may only be amended, in whole or in part, by the Board or by the affirmative vote of at least 66 2/3% in voting power of all then-outstanding shares of the Company’s stock, whereas the Previous Bylaws provided that such amendment could be made either by the Board or the affirmative vote of a majority of each class of voting stock with certain additional rights for certain separate classes of stock.

The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are incorporated by reference:

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes.

3.2	Amended and Restated Bylaws of William Lyon Homes.

10.1	Amendment No. 1 to Warrant to Purchase Shares of Class B Common Stock.

10.2	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated: May 28, 2013	By:	/S/ COLIN T. SEVERN
Colin T. Severn Vice President Chief Financial Officer Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes.

3.2	Amended and Restated Bylaws of William Lyon Homes.

10.1	Amendment No. 1 to Warrant to Purchase Shares of Class B Common Stock.

10.2	Form of Indemnification Agreement.

Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILLIAM LYON HOMES

William Lyon Homes, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is William Lyon Homes. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 15, 1999. The name under which the Corporation filed its original certificate of incorporation was Presley Merger Sub, Inc.

2. This Third Amended and Restated Certificate of Incorporation amends and restates the Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

3. This Third Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

ARTICLE I

NAME

The name of this corporation is William Lyon Homes (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at said address is CorpAmerica, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Ninety Million (190,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Thirty Million (30,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Upon this Third Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated, the “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), each eight and one-quarter shares of Class B Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Class B Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class B Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new Class B Common Stock (the “New Class B Common Stock”). From and after the Effective Time, certificates representing the Old Class B Common Stock shall represent the number of whole shares of New Class B Common Stock into which such Old Class B Common Stock shall have been reclassified pursuant to this Certificate of Incorporation. There shall be no fractional shares issued with respect to the New Class B Common Stock. In lieu thereof, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.

A. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. The following is a statement of the designations and the preferences, powers, privileges and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock:

1. General. Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, each share of Class A Common Stock and Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of any series of Preferred Stock.

2

2. Dividends; Stock Splits and Reclassifications.

(a) Subject to applicable law, the other provisions of this Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor.

(b) Except as set forth herein, any dividends or distributions declared by the Board of Directors on a share of Common Stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock, provided that in the case of dividends payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, such dividends shall be paid as provided for in Section 2(c) of this Article IV(B).

(c) If dividends are declared on the Class A Common Stock or Class B Common Stock that are payable in shares of Common Stock, or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Class A Common Stock), and the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares of the Class A Common Stock and Class B Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof)), respectively, on a per share basis of the Class A Common Stock and Class B Common Stock.

(d) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, and such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

3. Merger or Consolidation. In the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive consideration proportionate to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such merger or consolidation; provided that, if such consideration shall consist in any part of voting securities (or of options,

3

rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), and the beneficial owners of the Common Stock and Preferred Stock issued and outstanding immediately prior to such transaction own more than 50% by value of the Common Stock and Preferred Stock of the Corporation (or equity interests of the other surviving entity) following such transaction, then the holders of Common Stock shall receive, on a per share basis, securities with a vote comparable to the voting rights associated with such class of Common Stock hereunder (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, securities with a vote comparable to the voting rights associated with such class of Common Stock).

4. Rights Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, and subject to the rights of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such liquidation, dissolution or winding up of the Corporation.

5. Conversion of Class B Common Stock.

(a) Optional Conversion of Class B Common Stock. A holder of Class B Common Stock may at any time, at such holder’s option, convert any or all of such holder’s shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(b) Mandatory Conversion of Class B Common Stock.

(i) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock if the holders of a majority of the shares of Class B Common Stock then outstanding, acting as a single class, approve or consent to such conversion.

(ii) If, at any time, any share of Class B Common Stock shall not be owned, beneficially or of record, by an Eligible Class B Common Stockholder (as defined below), such share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock. The term “Eligible Class B Common Stockholder” shall mean: (A) William Lyon and William H. Lyon; (B) their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships); (C) any entities wholly owned by one or more of the foregoing persons; and (D) any trusts or other estate planning vehicles for the benefit of any of the foregoing.

(c) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock held by such Stockholder into shares of Class A Common Stock pursuant to Section 5(a) of this Article IV(B), such holder

4

shall surrender the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon conversion of such holder’s shares of Class B Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(d) Reservation of Shares upon Conversion. The Corporation shall at all times reserve and keep available, free from preemptive or similar rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class B Common Stock and all additional shares of Class B Common Stock (if any) issuable upon the exercise of any outstanding options, warrants or other rights to acquire shares of Class B Common Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock together with any additional shares of Class B Common Stock issuable upon the exercise of any outstanding options, warrants or other rights to acquire shares of Class B Common Stock, then in addition to such other remedies as shall be available to the holders of the Class B Common Stock as a result of the Corporation’s breach of such obligation, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges and not subject to any preemptive or similar rights. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Common Stock.

5

(e) Status of Converted Stock. In the event any shares of Class B Common Stock shall be converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

6. Voting Rights. Except as otherwise required by law, on all matters on which stockholders are entitled to vote generally, (i) each holder of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting; and (ii) each holder of Class B Common Stock, as such, shall be entitled to five (5) votes for each share of Class B Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting. Except as otherwise required by law or this Certificate of Incorporation, on all matters submitted to a vote of the stockholders generally, the holders of the Class A Common Stock and Class B Common Stock shall vote together as a single class. Notwithstanding anything to the contrary set forth herein, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

7. Preemptive Rights.

(a) Upon any issuance after the date hereof of shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), each holder of Class B Common Stock shall have preemptive rights to purchase that number of shares of Class B Common Stock in order to maintain such holder’s voting power relative to the holders of Class A Common Stock as of immediately prior to any such issuance of Class A Common Stock, which voting power shall be equal to such holder’s pro rata portion (based on such holder’s holdings of the shares of Class B Common Stock outstanding immediately prior to such issuance) of the percentage calculated by dividing (A) the sum of the voting power of (x) the total number of shares of Class B Common Stock issued and outstanding immediately prior to such issuance and (y) the total number of shares of Class B Common Stock that are issuable upon exercise, conversion or exchange of all securities or instruments outstanding immediately prior to any such issuance (collectively, the “Class B Voting Power”), by (B) the sum of (x) the Class B Voting Power and (y) the voting power of the total number of shares of Class A Common Stock issued and outstanding immediately prior to such issuance. The shares of Class B Common Stock issued pursuant to this Section 7(a) shall be purchased at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by the Corporation in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the

6

exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price which is substantially equal in value to such other consideration as determined in good faith by the Board of Directors (which determination shall be final and binding on all interested parties). Each holder of Class B Common Stock shall have such period of time, but not less than ten (10) days, as shall be determined by the Corporation in which to exercise such holder’s preemptive rights hereunder. Provided the foregoing terms and conditions are complied with, the Corporation may establish from time to time other terms and conditions upon which the preemptive rights herein are exercisable, which terms and conditions shall not be adverse to any rights of the holders of Class B Common Stock.

(b) The preemptive rights set forth in Section 7(a) of this Article IV(B) shall not be applicable to any of the following:

(i) the issuance of shares of Class A Common Stock upon a conversion of shares of Class B Common Stock pursuant to Section 5 of this Article IV(B);

(ii) the issuance of shares of Class A Common Stock pursuant to a cash dividend reinvestment plan by which each holder of Class A Common Stock may (A) reinvest cash dividends paid to such holder in Class A Common Stock and/or (B) purchase for cash in any one calendar year additional shares of Class A Common Stock in amounts not exceeding the amount of cash dividends paid to such holder in such calendar year;

(iii) the issuance of shares of Class A Common Stock to employees, officers and/or directors of the Corporation or any of its subsidiaries pursuant to a plan or plans adopted by the Board of Directors for purposes of providing compensation to such persons for services rendered to the Corporation or any of its subsidiaries; and

(iv) the issuance of shares of Class A Common Stock, or other securities or instruments convertible into or exchangeable for shares of Class A Common Stock, to another entity or to the equityholders of another entity made for the purpose of acquiring by way of exchange, purchase or merger or consolidation (including a merger or consolidation with or into a subsidiary of this organization), at least 80% of the capital stock (or equity interests) entitled to vote generally of such other entity or all or substantially all of the assets of such other entity; provided, however, that the number of shares which may be issued pursuant to this Section 7(b)(iv) as an exception to the preemptive rights contained in Section 7(a) of this Article IV(B) shall not exceed 20% of (x) the total issued and outstanding shares of Common Stock outstanding immediately prior to any such issuance, plus (y) the number of shares of Common Stock that are issuable upon exercise, conversion or exchange of all securities or instruments outstanding immediately prior to any such issuance.

(c) The preemptive rights contained in Section 7(a) of this Article IV(B) may be waived in any instance (i) at a meeting of the Corporation’s stockholders called at least in part for the purpose of considering such waiver, and only by the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate class or (ii) as consented to in writing by all holders of Class B Common Stock entitled to such preemptive rights.

7

(d) Subject to the preemptive rights set forth herein, the Board of Directors shall have the authority to issue any authorized shares of any class of capital stock of the Corporation upon such terms and conditions as it may deem advisable from time to time.

(e) Notwithstanding the foregoing provisions of Section 7 of this Article IV(B), (i) in determining the number of shares of Class B Common Stock which a holder of Class B Common Stock shall be entitled to purchase upon exercise of such holder’s preemptive rights contained herein, any fractional share interests of such holder may be disregarded at the discretion of the Board of Directors, and (ii) the failure to provide the preemptive rights set forth in Section 7(a) of this Article IV(B) shall not affect the validity of any stock issued by the Corporation. Any claim for violation of the preemptive rights provided herein must be brought within three (3) years of the date of issuance of the securities giving rise to such preemptive rights.

8. Limitations on Additional Issuance of Class B Common Stock. Other than the issuance of shares of Class B Common Stock (a) upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire the shares of Class B Common Stock, pursuant to the terms of warrants or other instruments which are outstanding at the Effective Time, (b) in connection with any dividend paid in shares of Class B Common Stock (or securities convertible into or exchangeable for shares of Class B Common Stock, or in options, warrants or other rights exercisable for shares of Class B Common Stock) in accordance with Section 2(c) of this Article IV(B), (c) in connection with any reclassification of shares of Class B Common Stock into a greater or lesser number of shares of Class B Common Stock or any reorganization, recapitalization or like event in accordance with Section 2(d) of this Article IV(B), or (d) in connection with any exercise of a holder’s preemptive rights to purchase shares of Class B Common Stock pursuant to Section 7 of this Article IV(B), at any time after the Effective Time, the Corporation shall not issue any shares of Class B Common Stock.

ARTICLE V

BOARD OF DIRECTORS

A. Unless otherwise provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Subject to the special rights of any series of Preferred Stock to elect directors, the total number of directors constituting the Board of Directors shall be fixed exclusively by the Board of Directors.

C. From and after the first date on which shares of Class B Common Stock are no longer outstanding (the “Triggering Date”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I,

8

Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Triggering Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Triggering Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Triggering Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

D. Subject to the special rights of any series of Preferred Stock to elect directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders for the election of directors (or, if applicable, the next annual meeting of stockholders for the election of directors of the class to which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Following the time at which the Board of Directors is classified pursuant to Article V(C) above, any or all of the directors divided into classes may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

F. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise

9

for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article VI shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A. Subject to the limitations contained herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any other vote required by applicable law, this Certificate of Incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B. In addition to the other powers expressly granted by statute, the Board of Directors shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting as a separate series or as a separate class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, by a consent in writing by such holders in accordance with the applicable law; and provided further, however, that any waiver pursuant to Section 7(c)(ii) of Article IV(B) above may be consented to in writing by all holders of Class B Common Stock entitled to any preemptive rights under Section 7 of Article IV(B) above.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the Chairman of the Board, the Lead Independent Director or the Board of Directors (and not by stockholders).

10

ARTICLE IX

CORPORATE OPPORTUNITIES

A. In recognition and anticipation that members of the Board of Directors who are not officers or employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve such Non-Employee Directors, or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of the Non-Employee Directors or their respective Affiliates (the “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Article IX(C). Subject to said Article IX(C), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Article IX(B) shall not apply to any such corporate opportunity.

D. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Non-Employee Director (other than the Corporation, any entity that is controlled by the Corporation, and any officer or employee of the Corporation or of any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

11

E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article X(B).

[Signature Page Follows]

12

IN WITNESS WHEREOF, the undersigned Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 21st day of May, 2013.

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
	Name:	Colin T. Severn
	Title:	Vice President,
Chief Financial Officer and
Corporate Secretary

Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

WILLIAM LYON HOMES

(hereinafter called the “Corporation”)

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be as set forth in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, if any, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 11 of this Article II and Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 3. Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the Chairman of the Board,

the Lead Independent Director or the Board of Directors (and not by stockholders). Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by or at the direction of the Chief Executive Officer, the Chairman of the Board, the Lead Independent Director or the Board of Directors.

Section 4. Notice of Stockholder Business and Nominations. For each annual meeting of the stockholders, nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders shall be subject to, and may only be made in compliance with, the provisions of paragraph (A) of this Section 4.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 5 of Article II of these Bylaws, (b) by or at the direction of the Board of Directors or any authorized committee thereof or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 4 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 4, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(3) Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other synthetic equity or derivative instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation; (f) a description of any material pending or threatened legal proceeding in which such proponent person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation; and (g) a description of any other material relationship between such proponent person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 4 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting and who complies with the notice procedures set forth in paragraphs (A) and (B) of this Section 4 and is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 4 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 4. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Notwithstanding the foregoing provisions of this Section 4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 4, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 4; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 4 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any special rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors upon the occurrence of a specified event or events.

Section 5. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in these Bylaws, the DGCL or the Certificate of Incorporation, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 6. Quorum; Adjournment. At any meeting of the stockholders, the holders of a majority in voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed. Once a quorum is present to organize a meeting, it shall not be broken by subsequent withdrawal of any stockholders. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority in voting power of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by any other manner permitted by law.

When a quorum is present or represented at any meeting, the vote of the holders of a majority of the votes cast shall decide any matter (other than the election of directors) brought before such meeting, unless the matter is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. For purposes of this Section 7 of this Article II, a majority of the votes cast shall mean that the number of votes cast “for” a particular matter exceeds the number of votes cast “against” such matter (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such matter).

Section 8. Chairman of Meetings. The Executive Chairman, if one is elected, or, in his or her absence or disability, the Chairman of the Board, or, in his or her absence or disability, the Lead Independent Director, if one is elected, or, in his or her absence or disability, the Chief Executive Officer, if one is elected, or, in the absence of the Executive Chairman, the Chairman of the Board, the Lead Independent Director or the Chief Executive Officer, a person designated by the Board of Directors, shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

Section 9. Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

Section 10. Stock List. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 10 or to vote in person or by proxy at any meeting of stockholders.

Section 11. Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that:

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III.

BOARD OF DIRECTORS

Section 1. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 2. Number and Term of Office. The total number of directors constituting the Board of Directors shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Directors shall be elected by a plurality of the votes cast by the holders of record entitled to vote for such directors. Each director so elected shall hold office until the next annual meeting of stockholders (or, in the case of any director divided into a class of directors, the next annual meeting for the election of directors of the class in which such director is serving) and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Directors need not be stockholders.

Section 3. Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

Section 4. Removal. Directors of the Corporation may be removed only in the manner provided in the Certificate of Incorporation and applicable law.

Section 5. Vacancies and Newly Created Directorships. Vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Incorporation. Unless otherwise provided by the Certificate of Incorporation, any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors (or, if applicable, the next meeting for the election of the class of directors for which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice and at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Lead Independent Director, if one is elected, or the Chief Executive Officer, if one is elected, and shall be called by the Chief Executive Officer, if one is elected, the President or the Secretary if directed by a majority of the directors then in office. Notice of a special meeting of the Board of Directors shall state the place, date and hour of the meeting shall be given to each director by whom notice is not waived either by mail not less than twenty-four (24) hours before the date of the meeting, by telephone, facsimile, telegram or electronic transmission on twenty-four (24) hours’ notice. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. Meetings may be held at any time without notice if all the directors are present or if all those not present waive such notice in accordance with Section 2 of Article VI of these Bylaws.

Section 7. Quorum, Voting and Adjournment. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time to another time and place, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Actions of Board Without a Meeting. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10. Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any committee, to the extent allowed by law and provided in the Bylaw or resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 11. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV.

OFFICERS

Section 1. General. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a President, a Secretary and a Treasurer (or a position with the duties and responsibilities of a Treasurer). The Board of Directors may also elect an Executive Chairman, a Chief Executive Officer, a Chief Operating Officer, one (1) or more Vice Presidents, Assistant Secretaries or Assistant Treasurers, and such other officers as the Board of Directors, in its discretion, shall deem necessary or appropriate from time to time. Any number of offices may be held by the same person, unless the Certificate of Incorporation otherwise provides.

Section 2. Election; Term of Office. The Board of Directors shall elect a Chairman of the Board, a President, a Secretary and a Treasurer (or a position with the duties and responsibilities of a Treasurer), and may also elect, such other officers and agents as it shall deem necessary or appropriate. Each officer or agent of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together, with respect to each such officer, the powers and duties prescribed by these Bylaws or customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove any officer or agent.

Section 3. Executive Chairman. The Executive Chairman shall have such powers and duties as may be prescribed by the Board of Directors from time to time.

Section 4. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time.

Section 5. President. The President shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these Bylaws or the Board of Directors. If the Board has elected a Chief Executive Officer of the Corporation, (1) the Chief Executive Officer shall have all of the powers granted by these Bylaws to the President and (2) the President shall, subject to the powers of supervision and control conferred upon the Chief Executive Officer, have such duties and powers as assigned to him or her by the Board or the Chief Executive Officer.

Section 6. Chief Operating Officer; Vice Presidents. The Chief Operating Officer and Vice Presidents (if elected or appointed) shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary may give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Secretary, and shall have the authority to perform all functions of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 9. Treasurer. The Treasurer shall be the Chief Financial Officer, shall have the custody of the corporate funds and securities, shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his or her duties as Treasurer. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

Section 10. Assistant Treasurers. Except as may be otherwise provided in these Bylaws, Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Treasurer, and shall have the authority to perform all functions of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

Section 11. Other Officers; Delegation. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

ARTICLE V.

STOCK

Section 1. Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by (i) the Chairman of the Board or the President or a Vice President and (ii) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

Section 2. Signatures. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers. Subject to any restrictions on transfer or ownership, including under the Certificate of Incorporation, any certificate of designation relating to any series of preferred stock of the Corporation, these Bylaws, any contract or agreement or applicable law or otherwise, shares of stock of the Corporation shall be transferable upon its books only by the person named in the certificate or by such person’s attorney lawfully constituted in writing or other duly authorized representative and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of

Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5. Record Date. Unless otherwise provided by law or the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. Unless otherwise provided by law of the Certificate of Incorporation, a determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the President, any Vice President or the Secretary and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VI.

NOTICES

Section 1. Notices to Stockholders. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2. Waiver of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the notice required to be given to such person. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting or by any committee of the Board of Directors having such authority at any meeting thereof, and may be paid in cash, in property, in shares of the capital stock or in any combination thereof. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All notes, checks, drafts and orders for the payment of money issued by the Corporation shall be signed in the name of the Corporation by such officers or such other persons as the Board of Directors may from time to time designate.

Section 3. Corporate Seal. The corporate seal, if the Corporation shall have a corporate seal, shall be in such form as the Board of Directors shall from time to time determine. The seal shall be in the charge of the Secretary and may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary of Assistant Treasurer.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.

Section 5. Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VIII.

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding; provided, however, that, except as provided in clause (ii) of Section 2 of this Article VIII with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such director or officer, the Corporation shall indemnify any such director or officer in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) was authorized by the Board of Directors. The rights to indemnification set forth in this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Section 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1, such director or officer shall have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred (i) in defending any such Proceeding in advance of its final disposition or (ii) in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII (the foregoing clauses (i)

and (ii) hereinafter an “advancement of expenses”); provided, however, that, if the DGCL (or other applicable law) requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article VIII or otherwise.

Section 3. Right of Claimant to Bring Suit. If a claim under Section 1 or Section 2 of this Article VIII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not yet met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by the Corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Non-Exclusivity of Rights. The rights conferred by this Article VIII shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise. In furtherance of the foregoing, the Corporation acknowledges that a person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other potential or actual indemnitors. The Corporation agrees that (i) it is the indemnitor of first resort (i.e., its indemnification obligations to such person are primary and any indemnification obligation of any other potential or actual indemnitor to advance expenses or to provide indemnification to such person are secondary to any such obligation of the Corporation), (ii) that it shall be liable for and required to advance the full amounts set forth in this Article VIII without regard to any rights a person may have against any other potential or actual indemnitor and (iii) it irrevocably waives, relinquishes and releases each other potential or actual indemnitor from any and all claims (x) against such indemnitor for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that a person must seek advancement or reimbursement, or indemnification, from any other potential or actual indemnitor before the Corporation must perform its obligations hereunder. No advancement or payment by any other indemnitor on behalf of a person with respect to any proceeding for which such person has sought indemnification from the Corporation shall affect any of the foregoing.

Section 5. Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

(1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(2) to the fullest extent permitted by law, the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7. Amendment. Any repeal or modification of this Article VIII shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE IX.

AMENDMENTS

The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required by these Bylaws, the Certificate of Incorporation or applicable law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Exhibit 10.1

WILLIAM LYON HOMES

Amendment No. 1

to

Warrant to Purchase Shares of Class B Common Stock

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE SHARES OF CLASS B COMMON STOCK (this “Amendment”) is entered into as of this 21st day of May, 2013, by and between WILLIAM LYON HOMES, a Delaware corporation (the “Company”), and LYON SHAREHOLDER 2012, LLC, a Delaware limited liability company (“Holder”).

RECITALS:

WHEREAS, the Company and the Holder have entered into a securities purchase agreement dated as of February 25, 2012, pursuant to which the Company has issued to the Holder a warrant to purchase up to 15,737,294 shares (subject to adjustment) of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of the Company (the “Original Warrant”); and

WHEREAS, in connection with a proposed common stock recapitalization and public offering of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), by the Company, the Company proposes to adopt a Third Amended and Restated Certificate of Incorporation (the “Amended Charter”), which Amended Charter, among other things, will alter certain rights of holders of the Class B Common Stock; and

WHEREAS, in connection with the common stock recapitalization and public offering of the Class A Common Stock and the adoption and effectiveness of the Amended Charter, the Company and the Holder desire to amend the terms of the Original Warrant solely to extend the expiration date of the Original Warrant to February 24, 2022; and

WHEREAS, Section 9.4 of the Original Warrant provides that the Original Warrant may be modified or amended with the written consent of the Company and the Majority Holders (as such term is defined in the Original Warrant); and

WHEREAS, as of the date hereof, the Holder is the holder of Warrants (as defined in the Original Warrant) exercisable for an amount in excess of 50% of the aggregate number of shares of Warrant Stock (as defined in the Original Warrant) purchasable upon exercise of all such Warrants, thereby causing the Holder to be the Majority Holder for purposes of the Original Warrant;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Holder hereby consents and agrees as follows:

1

1. Defined Terms. Unless the context otherwise requires, and except as expressly provided in Section 2 of this Amendment, below, all capitalized terms used in this Amendment without definition shall have the respective meanings given such terms in the Original Warrant.

2. Amendment to Defined Term: “Expiration Date”. The definition of “Expiration Date” in the Original Warrant is hereby amended and restated to read in its entirety and for all purposes of the Original Warrant as follows:

‘ “Expiration Date” shall mean February 24, 2022. ’

3. Effect of Amendment. This Amendment shall not constitute or be deemed or construed to constitute an amendment to any provisions of the Original Warrant other than as set forth in Section 2 of this Amendment. The provisions of the Original Warrant, as amended by this Amendment, shall otherwise continue in full force and effect.

[Signature page on following page.]

2

IN WITNESS WHEREOF, the Company and the Holder have each caused this Amendment to be duly executed and delivered as of the date first written above.

“COMPANY”

WILLIAM LYON HOMES, a Delaware corporation

By:	/s/ Colin T. Severn
Colin T. Severn
Vice President, Chief Financial Officer and Corporate Secretary

“HOLDER”

LYON SHAREHOLDER 2012, LLC a Delaware limited liability company

By:	/s/ William H. Lyon
William H. Lyon
Manager

[Signature Page to Amendment to Class B Warrant]

Exhibit 10.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of                      , 2013 by and between William Lyon Homes, a Delaware corporation (the “Company”), and [•] (“Indemnitee”).

RECITALS

WHEREAS, directors, officers, and other persons in service to corporations and other business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the corporation or business enterprise itself;

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals to serve the Company, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liability; however, the Board recognizes that although the furnishing of such insurance has been a customary and widespread practice among U.S. corporations and other business enterprises, given current market conditions and trends, such insurance may be available in the future only at higher premiums and with more exclusions;

WHEREAS, the General Corporation Law of the State of Delaware (the “DGCL”) and the Certificate of Incorporation (as defined below) permit, and the Bylaws (as defined below) require, indemnification of the officers and directors of the Company; each expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, in light of uncertainties relating to such insurance and to indemnification and the resulting difficulty of attracting and retaining persons to serve the Company, the Board has determined that the best interests of the Company and its stockholders would be served by assuring such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company to obligate itself contractually to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, although this Agreement is a supplement to and in furtherance of the Bylaws (and shall not be deemed a substitute therefor, and shall not diminish or abrogate any rights of Indemnitee thereunder), Indemnitee does not regard the protection available under the Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve (or continue to serve) as an officer or director without adequate protection, and the Company desires Indemnitee to serve and continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of the Company on the condition that he be so indemnified.

NOW, THEREFORE, in consideration of the promises, undertakings and covenants contained herein, the sufficiency of which is hereby acknowledged, and in reliance on the “Whereas” clauses set forth above, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Certain Definitions. As used in this Agreement:

(a) References to “agent” shall mean any person who is or was a director, officer or employee of the Company or other person authorized by the Company to act for the Company, to include any person serving in such capacity as a director, officer, employee, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan (including any deemed fiduciary thereto) or other Enterprise (including any subsidiary of the Company) at the request of, for the convenience of, or to represent the interests of the Company.

(b) “Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, as the same may be amended and/or restated from time to time.

(c) “Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time.

(d) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

i. Acquisition of Stock by Third Party. Any Person (as defined below), is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities in a single transaction or series of related transactions;

ii. Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(d)(i), 1(d)(iii), 1(d)(iv) or 1(d)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

iii. Asset Sale. The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more Persons (as defined below) in a single transaction or series of related transactions;

iv. Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or

v. Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, the sale of substantially all of the assets to, or the acquisition of Beneficial Ownership of more than 50% of the issued and outstanding voting securities of the Company by (A) one or more Eligible Class B Common Stockholders (as defined in the Certificate of Incorporation) or (B) the Luxor Group, Lyon Group or Paulson Group, in each case of (A) or (B), shall not constitute a “Change in Control.”

In addition, notwithstanding any provision of Sections 1(d)(i)-(iv) hereof, in no event shall (X) the closing of a public offering of common stock of the Company pursuant to a registration statement declared effective under the Securities Act, (Y) the conversion of any class of “Stock” (as such term is defined in the Certificate of Incorporation) of the Company in accordance with the terms of the Certificate of Incorporation, or (Z) additional issuance of any shares of any class of “Stock” (as such term is defined in the Certificate of Incorporation), in each case of (X), (Y) or (Z), constitute a Change in Control.

For purposes of this Section 1(d), the following terms shall have the following meanings:

(A) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(B) “Lyon Group” shall mean William Lyon and/or Willa Dean Lyon or any of his or her direct descendants or any trust or family limited liability company or partnership for the benefit of William Lyon and/or Willa Dean Lyon or his or her direct descendants.

(C) “Luxor Group” shall mean Luxor Capital Group, LP and/or certain funds and accounts managed by Luxor Capital Group, LP.

(D) “Paulson Group” shall mean an affiliate of Paulson & Co. Inc. and/or funds or accounts managed by Paulson & Co. Inc. or its affiliates.

(E) “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(F) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(e) “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent of the Company or of any other corporation, limited liability company, partnership or joint venture, trust, or other Enterprise, in which capacity such person is or was serving at the request of, for the convenience of, or to represent the interests of the Company.

(f) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(g) “Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan (including any deemed fiduciary thereto) or other enterprise (including any subsidiary of the Company) of which Indemnitee is or was serving as a director, officer, employee or agent at the request of, for the convenience of, or to represent the interests of the Company.

(h) “Expenses” shall include all reasonable attorneys’ and accountants’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include, without limitation: (i) expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 17(d), expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(i) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee’s right to indemnification under this Agreement, or of other indemnitees under similar indemnification agreements with the Company), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any law firm or member of a law firm who, under the applicable standards of professional conduct, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to indemnify such counsel fully against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(j) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution process, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company, its Board of Directors, governmental authority or other party, and whether of a civil, criminal, administrative, regulatory, legislative or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company and/or any other Enterprise, by reason of any action taken or not taken (or allegedly taken or not taken) by him or of any such action on his part while acting as a director, officer, employee or agent of the Company and/or such other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall be considered a Proceeding under this paragraph.

(k) References to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Section 2. Services to the Company. Indemnitee agrees to serve, or continue to serve, as a [director] [officer] of the Company and/or, as applicable, its subsidiaries and any Enterprise. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any of its subsidiaries or any Enterprise), if any, is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any such subsidiary or Enterprise), other applicable formal severance policies duly adopted by the Board, or, with respect to service as a director or officer of the Company, by the Certificate of Incorporation, the Bylaws and the DGCL. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as a [director] [officer] of the Company or any of its subsidiaries or other Enterprise as provided in Section 19 hereof.

Section 3. Indemnity in Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or on behalf of or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Certificate of Incorporation, the Bylaws, vote of its stockholders or Disinterested Directors (or any committee thereof), or applicable law.

Section 4. Indemnity in Proceedings by or on Behalf of or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses that the Delaware Court of Chancery or such other court deems proper.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partially Successful. To the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all applicable claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of his Corporate Status, a witness or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 3, 4, or 5 hereof, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.

(b) For purposes of Section 8(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to, the following:

i. to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and

ii. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a Delaware corporation may indemnify its directors or officers.

Section 9. Exclusions. Notwithstanding any other provision in this Agreement, the Company shall not be obligated to indemnify Indemnitee in connection with any claim against Indemnitee:

(a) to the extent that payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, but subject to the limitations of Section 12 hereof; or

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 1(d) hereof) or similar provisions of state statutory law or common law, or (ii) any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or such part of such Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; provided, however, that this provision shall not apply to any claims related to the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise, including as provided in Sections 10 and 17(d) hereof.

Section 10. Advances of Expenses. In furtherance and not in limitation of the provisions of Article VIII, Section 2 of the Bylaws, and notwithstanding any other provision of this Agreement to the contrary, the Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking by Indemnitee to repay (without interest) the amounts advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, and no other form of undertaking shall be required from Indemnitee other than the execution of this Agreement. Indemnitee’s right to such advancement shall not be subject to the satisfaction of any standard of conduct. The Company shall not initiate any proceeding seeking repayment of any advanced expenses pursuant to the foregoing undertaking other than (a) in connection with the final, non-appealable adjudication of the underlying and operative proceeding for which Indemnitee has received such advanced expenses or (b) by a proceeding initiated in Delaware Chancery Court following a final judgment, not subject to appeal, by a court of competent jurisdiction of such underlying and operative proceeding for which Indemnitee received such advanced expenses.

Section 11. Settlement of Claims. The Company shall be permitted to settle any action or claim except that it shall not without Indemnitee’s written consent settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee, which consent may be given or withheld in Indemnitee’s sole discretion.

Section 12. Order of Payments. If Indemnitee was or is serving in his or her capacity as a director, officer, employee or agent of the Company in connection with his or her employment or other relationship with another investor in this Company, and such other investor provides for indemnification or advancement of expenses for the benefit of Indemnitee for the matters covered by the Company’s obligations under this Agreement, the Company’s obligations, if any, pursuant to this Agreement to indemnify or advance expenses to Indemnitee shall be superior to and not pari passu or junior to investor.

Section 13. Information Sharing. If the Indemnitee is subject of or is implicated in any way during an investigation, whether formal or informal, the Company shall notify Indemnitee of such investigation and shall share with Indemnitee any information it has furnished to any third parties concerning the investigation, provided, however, that the rights described in this section shall terminate when Indemnitee is no longer a director or officer or employee or other agent of the Company.

Section 14. Procedure for Notification and Defense of Claim.

(a) Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof or Indemnitee’s becoming aware thereof (the “Indemnification Notice”). The Indemnification Notice shall include a description of the nature of the Proceeding and the facts underlying the Proceeding, in each case to the extent known to Indemnitee. To obtain indemnification under this Agreement, Indemnitee shall also submit to the Company such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. The omission by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee under this Agreement or otherwise, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company shall, promptly upon receipt of the Indemnification Notice, advise the Board in writing that Indemnitee has requested indemnification and/or advancement of Expenses.

(b) The Company shall be entitled to participate in the Proceeding at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Proceeding, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Proceeding, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Proceeding) and all Expenses related to such separate counsel shall be borne by the Company.

Section 15. Procedure Upon Application for Indemnification.

(a) Upon delivery of the Indemnification Notice by Indemnitee under Section 14(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made with respect to such request as follows: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (iii) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iv) if so directed by the Board, by the stockholders of the Company; provided, however, that, notwithstanding the foregoing, in all cases, Indemnitee shall have the option, but not the obligation, to require, by delivery of a written request to the Company, that the determination with respect to Indemnitee’s entitlement to indemnification hereunder be made by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee (in which case such request shall be made prior to any determination by the Disinterested Directors (or any committee thereof) or prior to the submission of such matter to a vote by the stockholders of the Company).

(b) If it is determined pursuant to Section 15(a) hereof that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance written request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 15(a) hereof, the Independent Counsel shall be selected as provided in this Section 15(c). If a Change in Control shall have occurred or if Indemnitee otherwise elects to require determination with respect to Indemnitee’s entitlement to indemnification hereunder to be made by Independent Counsel, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the following sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. If a Change in Control shall not have occurred and the determination with respect to Indemnitee’s entitlement to indemnification hereunder is to be made by Independent Counsel pursuant to Section 15(a)(iii), or if Indemnitee shall otherwise request, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2(g) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 14(a) hereof and (ii) the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 15(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 17(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 16. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination (including, without limitation, any Independent Counsel) shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted an Indemnification Notice in accordance with Section 14(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination, at any time prior to the commencement of any action pursuant to this Agreement, as to whether indemnification is proper in the circumstances because Indemnitee has or has not met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) Subject to Section 17(e) (which section allows determination regarding Indemnitee’s entitlement to indemnification under this Agreement to be deferred until following the final disposition of the Proceeding), if the person, persons or entity empowered or selected under Section 15 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the Indemnification Notice from Indemnitee therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60)-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; provided, further, that the foregoing provisions of this Section 16(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 15(a) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 15(a) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) in and of itself adversely affect the right of Indemnitee to indemnification or create a presumption (i) that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, (ii) with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Enterprise. The provisions of this Section 16(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company or any other Enterprise shall not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

Section 17. Remedies of Indemnitee.

(a) Subject to Section 17(e) (which section allows determination regarding Indemnitee’s entitlement to indemnification under this Agreement to be deferred until following the final disposition of the Proceeding), in the event that:

i. a determination is made pursuant to Section 15 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement;

ii. advancement of Expenses is not timely made pursuant to Section 10 of this Agreement;

iii. no determination of entitlement to indemnification shall have been made pursuant to Section 15(a) of this Agreement within sixty (60) or ninety (90) days, as applicable, after receipt by the Company of the Indemnification Notice, as provided in Section 16(b);

iv. payment of indemnification is not made pursuant to Section 5, 6 or 7, or the last sentence of Section 15(b) of this Agreement within ten (10) days after receipt by the Company of a written request therefor;

v. payment of indemnification pursuant to Section 3, 4 or 8 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification; or

vi. the Company or any other person or Enterprise takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, then, in any such event, Indemnitee shall be entitled to an adjudication, by the court and pursuant to the applicable law set forth in Section 27, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 17(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 15(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 17 shall be conducted in all respects as a de novo trial or arbitration on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 17 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 15(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 17, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 17 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. The Company shall, to the fullest extent permitted by law, indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification and advancement shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be made prior to the final disposition of the Proceeding.

Section 18. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Certificate of Incorporation or Bylaws, it is the intent of the parties hereto that the Indemnitee shall enjoy the greater benefits regardless of whether contained herein, or in the Certificate of Incorporation or the Bylaws. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by virtue of this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains any insurance policy providing liability insurance for directors, officers, employees, or agents of the Company or any other Enterprise, Indemnitee shall be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy. If, at the time of the receipt of an Indemnification Notice pursuant to the terms hereof, the Company has director and officer liability or similar insurance (“D&O Insurance”) in effect, the Company shall give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the applicable insurers in accordance with the procedures set forth in the applicable policy. The Company, at its expense, shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of each such policy.

(c) In the event (i) that the Company determines to reduce materially or not to renew its D&O Insurance coverage, the Company will purchase six (6) year tail coverage D&O Insurance, on terms and conditions substantially similar to the existing D&O Insurance (“Comparable Coverage”), for the benefit of the directors, officers, employees or agents of the Company or any other Enterprise who had served in such capacity prior to the reduction, termination or expiration of the coverage (the “Prior Directors and Officers”); or (ii) of a Change in Control, the Company will purchase six (6) year tail coverage D&O Insurance with Comparable Coverage for the benefit of the directors, officers, employees or agents of the Company or any other Enterprise who had served in such capacity prior to the closing of the transaction or the occurrence of the event constituting the Change in Control. Notwithstanding the foregoing, if the annual premium for any year of such tail coverage or other continuing D&O Insurance coverage would exceed 200% of the annual premium the Company paid for D&O Insurance in its last full fiscal year prior to the reduction, termination or expiration of the D&O Insurance or such Change in Control event, the Company (or the acquiror or successor, as the case may be) will be deemed to have satisfied its obligations under this Section 18(c) by purchasing as much D&O Insurance for such years as can be obtained for a premium equal to 200% of such annual premium the Company paid for D&O Insurance in its last full fiscal year.

(d) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (including Expenses for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f) The Company’s obligation to indemnify or to advance Expenses hereunder to Indemnitee in connection with any claim related to Indemnitee’s service as a director, officer, employee or agent of any Enterprise other than the Company shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.

Section 19. Duration of Agreement. This Agreement shall continue in full force and effect until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer or other agent of the Company or any other Enterprise, and (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 17 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and his heirs, representatives, executors and administrators, upon the Company’s receipt of a writing evidencing the Indemnitee’s heirs, representatives, executors and administrators assumption of this Agreement. In the event of an Asset Sale, as described in Section 1(d)(iii) hereof, prior to the closing of such transaction, the Company shall use its best efforts to obtain from the transferee in such transaction an agreement to be bound by all of the obligations of the Company set forth in this Agreement and shall provide written notice to Indemnitee prior to closing of such transaction of any obligation to which such transferee does not agree to be bound.

Section 20. Amendments to Bylaws and Certificate of Incorporation. Any amendments to the Bylaws or Certificate of Incorporation that purport to reduce or eliminate indemnification rights of Indemnitee thereunder shall have no effect with respect to this Agreement, and Indemnitee shall continue to have all of the rights and benefits of this Agreement despite any such amendments to the Bylaws or Certificate of Incorporation. However, if the Bylaws or Certificate of Incorporation are amended to provide for greater indemnification rights or privileges, this Agreement shall not be construed so as to limit Indemnitee’s rights and privileges to the terms hereof, and Indemnitee shall be entitled to the full benefit of any such additional rights and privileges.

Section 21. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 22. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer or other agent of the Company and/or one or more other Enterprises, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer or other agent of the Company and/or any of such other Enterprises.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws, any D&O Insurance policy maintained by the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 23. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 24. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter that is or may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

Section 25. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) sent by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed, or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

If to Indemnitee:

at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company in writing.

If to the Company to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Chief Operating Officer

Facsimile No. (949) 252-2518

or to any other address as may have been furnished to Indemnitee by the Company in writing.

Section 26. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or Expenses, in connection with any Proceeding or other claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding or other claim in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). The Company hereby agrees to fully indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee.

Section 27. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its choice or conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 17(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 28. Coverage. This Agreement shall apply with respect to Indemnitee’s service as an agent of the Company, and any predecessor entity to the Company, prior to the date of this Agreement.

Section 29. Construction

(a) The section and subsection headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b) References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, the words “include,” “including” and variations thereof mean without limitation, the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

(d) Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

(e) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.

Section 30. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. This Agreement may be executed and delivered by facsimile or email transmission of a file in “.pdf” or similar format and upon such delivery, each signature shall be deemed to have the same effect as if the original signature had been delivered to the other party.

Signature page follows.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

WILLIAM LYON HOMES

By:
Name:
Title:

INDEMNITEE

Printed Name:

Address: